Exhibit 5.1

June 21, 2022

Laura Berezin

T: +1 650 843 5128

lberezin@cooley.com

Tempest Therapeutics, Inc.

7000 Shoreline Court, Suite 275

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,239,848 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value, (“Common Stock”) consisting of (a) 1,132,252 shares of Common Stock issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”) and (b) 107,596 shares of Common Stock issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the 2019 EIP, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Plans, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Laura Berezin
Laura Berezin

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000  f: (650) 849-7400  cooley.com